Exhibit 99.2

On November 18th, 2004, McDATA Corporation (“McDATA”) issued a press release, attached hereto as Exhibit 99.1, announcing Third Quarter 2004 results. Other information to be disclosed on the earnings call will be:

•                                          Product revenue was $73.2 million in Q3 2004.

•                                          Our total port count for all hardware products was up 13% sequentially and more than 16% year over year.

•                                          Software sales were $14.6 million in Q3 2004.

•                                          Services revenue was $5.7 million in Q3 2004.

•                                          ESCON revenue was just over $5 million.  Our expectations remain that the ESCON business will contribute $4 - $5 million per quarter in revenue through the end of our 2004 fiscal year with some carry over into Q1 2005.

•                                          Revenue distribution by customer for Q3 2004:

•                  EMC represented 49% of total revenue.

•                  IBM contributed 23% of revenue.

•                  Other sales channels, including Hewlett Packard, HDS, Sun Microsystems, StorageTek, Dell and value added resellers and distributors, represented 23% of revenue.

•                  Within this last category, Dell, Hewlett Packard, and value added resellers and distributors were up both on a quarter over quarter and year over year basis.

•                                          Geographically, North America represented 66% of total sales, while EMEA and APJ contributed 34% of revenue in Q3 2004.

•                                          Days sales outstanding were 60 days in Q3 2004.

•                                          Inventory turns on an annualized basis were 10.7.

•                                          Cash flow used by operations was $5.6 million in Q3 2004.

•                                          Capital expenditures during Q3 2004 were $4.1 million and depreciation and amortization was $13.8 million.

•                                          We expect the Intrepid 10000 to be qualified and available through one OEM partner in Q4 2004, and two OEMs in Q1 2005.

•                                          Q4 2004 guidance:

•                  Anticipate revenue of $102 – $106 million.

•                  Anticipate non-GAAP gross margins of 53% - 56%.

•                  Anticipate non-GAAP operating expenses to decline by $1 - $2 million sequentially.

•                  We expect non-GAAP earnings per share between $0.04 and $0.06.  This includes an expected tax benefit of $0.02 per share from the full year impact of the benefits from R&D tax credits and deductions from foreign sales.

•                  We expect to have 119 million fully diluted shares outstanding in the fourth quarter.

•                                          Financial targets for Q4 2005:

•                  Operating expense, as a percentage of revenue, will be between 40% - 45%.

•                  R&D expense target is 17.5% - 18.5% of revenue.

•                  Sales and Marketing expense target is 19% - 22% of revenue.

•                  G&A expense target is 3.5% - 4.5% of revenue.

•                  Non-GAAP operating margin will reach 10%.

•                                          We expect a non-GAAP tax rate of 28% for 2005.